Exhibit 11

                           THE STRIDE RITE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands except Per Share Data)

                                        Three Months Ended   Nine Months Ended
                                     August 28, August 29, August 28, August 29,
                                        1998       1997       1998       1997
                                     ---------- ---------- ---------- ----------
Net income applicable to common
  shares                               $12,766    $ 8,186    $26,763   $19,383
                                       =======    =======    =======   =======

Calculation of shares:

   Weighted average number of common
     shares outstanding(basic)          47,261     48,220     47,275    48,863

   Common shares  attributable to
   assumed exercise of dilutive
   stock options and stock
   purchase rights using the
   treasury stock method                   446        455        372       424
                                       -------    -------    -------   -------

Average common shares and common
  equivalents outstanding during
  the period (diluted)                  47,707     48,675     47,647    49,287
                                        ======    =======    =======    ======

Net income per common share (basic)    $   .27    $   .17    $   .57   $   .40
                                       =======    =======    =======   =======

Net income per common share (diluted)  $   .27    $   .17    $   .56   $   .39
                                       =======    =======    =======   =======

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